      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1998
                                                          FILE NO. 333-7275

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               AMENDMENT NO. 2 TO

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       GLENBROOK LIFE AND ANNUITY COMPANY
             (Exact name of registrant as specified in its charter)

     ILLINOIS                                             6311
 (State or other jurisdiction of             (Primary Standard Industrial
 incorporation or organization)              Classification Code Number)


                                   35-1113325
                      (IRS Employer Identification Number)

                                3100 Sanders Road
                           Northbrook, Illinois 60062
                     (Address of Principal Executive Office)

                               MICHAEL J. VELOTTA
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                       GLENBROOK LIFE AND ANNUITY COMPANY
                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                  847/402-2400
                (Name and Complete Address of Agent for Service)

                                   COPIES TO:

RICHARD T. CHOI, ESQUIRE                  JOHN R. HEDRICK, ESQUIRE
FREEDMAN, LEVY, KROLL & SIMONDS           ALLSTATE LIFE FINANCIAL SERVICES, INC.
1050 CONNECTICUT AVE. NW, SUITE 825       3100 SANDERS ROAD, J5B
WASHINGTON, DC 20036                      NORTHBROOK, IL 60062

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: The Annuity Contract covered by this registration statement is to be issued promptly and from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

                                              PROPOSED         PROPOSED
 TITLE OF EACH                                MAXIMUM          MAXIMUM        AMOUNT
    CLASS OF                   AMOUNT         OFFERING        AGGREGATE         OF
   SECURITIES                 TO BE            PRICE          OFFERING      REGISTRATION
TO BE REGISTERED            REGISTERED        PER UNIT          PRICE          FEE
----------------            ----------        --------          -----          ---
Deferred Annuity Contracts
and Participating Interests
therein                       *                *                *               *

* These  Contracts  are not  issued  in  predetermined  amounts  or  units.
The Registrant previously registered $100,000,000 of securities. No additional amount of securities is being registered by this post-effective amendment to the registration statement.

              GLENBROOK LIFE AND ANNUITY COMPANY 3100 SANDERS ROAD
                   NORTHBROOK, ILLINOIS 60062 (800) 776-6978

                   FLEXIBLE PAYMENT DEFERRED ANNUITY CONTRACTS
                                       AND
                    SINGLE PAYMENT DEFERRED ANNUITY CONTRACTS

This prospectus describes the Flexible Payment Deferred Annuity Contract and the Single Payment Deferred Annuity Contract ("Contracts") offered by Glenbrook Life and Annuity Company ("Company"), a wholly owned subsidiary of Allstate Life Insurance Company. Allstate Life Financial Services, Inc., a wholly owned subsidiary of Allstate Life Insurance Company, is the principal underwriter.

The Contracts are issued as individual Contracts or as group Contracts. In states where the Contracts are available only as group Contracts, a certificate is issued that summarizes the provisions of the group Contract. For convenience, this prospectus refers to both Contracts and certificates as "Contracts."

The Contracts have the flexibility to allow You to shape an annuity to fit your particular needs. The Flexible Payment Deferred Annuity Contract ("Flexible Payment Contract") permits You to add additional purchase payments to your Flexible Payment Contract. Additional purchase payments of any amount may be added to the Flexible Payment Contract until the Payout Start Date.

The Single Payment Deferred Annuity Contract permits You to plan for retirement with one single purchase payment. The Contracts are designed to aid You in your choice of short-term, mid-term, or long-term financial planning and can be used for retirement planning regardless of whether the plan qualifies for special federal income tax treatment. The Company will accept a minimum initial purchase payment of $5,000 for the Contracts ($2,000 for Qualified Contracts). The maximum issue age for both the Owner and the Annuitant is age 90.

Withdrawals under the Contracts may be subject to a Market Value Adjustment. Therefore, the Owner bears some investment risk under the Contracts.

The Contracts may be distributed through broker-dealers which have relationships with banks or other financial institutions or by employees of such banks; however, the Contracts are not deposits, or obligations of, or guaranteed by such institutions or any federal regulatory agency. Investment in the Contracts involves investment risks, including possible loss of principal. These Contracts are not FDIC insured.

The Securities and Exchange Commission has not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please read this prospectus carefully and retain it for future reference.

The Contracts may not be available in all states.

At least once each Contract Year prior to the Payout Start Date, the Company will send You an annual statement that contains certain information pertinent to your individual Contract. The annual statement details values and specific Contract data for each Contract. The annual statement does not contain financial statements of the Company although the Company's financial statements are on page F-1 of this prospectus.

The Company files annual and quarterly reports and other information with the SEC. You may read and copy any reports, statements or other information We file at the SEC's public reference room in Washington, DC. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).

This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. No dealer, salesman, or other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon.

PROSPECTUS
May 1, 1998

                                TABLE OF CONTENTS
                                                                           PAGE
GLOSSARY..................................................................
THE CONTRACTS.............................................................
The Purchase of Contracts.................................................
The Accumulation Phase....................................................
Adjustments to Account Value (Withdrawal Charge, Market Value Adjustment
and Taxes)................................................................
The Parties to the Contract...............................................
The Death Benefit Provisions..............................................
The Payout Phase..........................................................
AMENDMENT OF THE CONTRACTS................................................
DISTRIBUTION OF THE CONTRACTS.............................................
FEDERAL TAX MATTERS.......................................................
Introduction..............................................................
Taxation of the Company...................................................
Taxation of Annuities in General..........................................
     Tax Deferral.........................................................
     Delayed Maturity Date................................................
     Taxation of Partial and Full Withdrawals.............................
     Taxation of Annuity Payments.........................................
     Taxation of Annuity Death Benefits...................................
     Penalty Tax on Premature Distributions...............................
     Aggregation of Annuity Contracts.....................................
     IRS Required Distribution at Death Rules.............................
Qualified Plans...........................................................
Types of Qualified Plans..................................................
     Individual Retirement Annuities......................................
     Roth Individual Retirement Annuities.................................
     Simplified Employee Pension Plans....................................
     Savings Incentive Match Plans for Employees (SIMPLE Plans)...........
Tax Sheltered Annuities...................................................
Corporate and Self-Employed Pension and Profit Sharing Plans..............
State and Local Government and Tax-Exempt Organization Deferred
     Compensation Plans...................................................
Income Tax Withholding....................................................
THE COMPANY...............................................................
Business..................................................................
Reinsurance Agreements....................................................
Investments by the Company................................................
SELECTED FINANCIAL DATA...................................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS ................................................
COMPETITION...............................................................
EMPLOYEES.................................................................
PROPERTIES................................................................
STATE AND FEDERAL REGULATION..............................................
EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY...........................
EXECUTIVE COMPENSATION....................................................
LEGAL PROCEEDINGS.........................................................
EXPERTS...................................................................
LEGAL MATTERS.............................................................
FINANCIAL STATEMENTS......................................................  F-1
APPENDIX A................................................................  A-1

                                    GLOSSARY

ACCOUNT--An Account consists of funds that are allocated to a Guarantee Period. An Account is established when a purchase payment is made or when a previous Guarantee Period expires and a new Guarantee Period is selected.

ACCOUNT VALUE--The Account Value is equal to the funds allocated to an Account(s) plus interest credited less any withdrawals.

ANNUITANT(S)--The person or persons whose life determines the latest Payout Start Date and the amount and duration of any income payments for Income Plan options other than guaranteed payments for a specified period.

BENEFICIARY(IES)--The person(s) to whom any benefits are due when a Death Benefit is payable and there is no surviving Owner.

COMPANY("WE", "US")--Glenbrook Life and Annuity Company.

CONTRACT--The  Glenbrook  Life and Annuity  Company  Flexible  Payment  Deferred
Annuity  Contract  ("Flexible  Payment  Contract"),  or the  Glenbrook  Life and
Annuity Company Single Payment Deferred Annuity Contract ("Single Payment Contract") known as "The Glenbrook Value Reserve" that is described in this prospectus. The Flexible Payment Contract and the Single Payment Contract are collectively referred to as the "Contracts".

CONTRACT ANNIVERSARY--An anniversary of the date that the Contract was issued.

CONTRACT VALUE--The sum of the Account Values.

CONTRACT YEAR--A period of 12 months starting with the issue date or any Contract Anniversary.

DEATH BENEFIT--The Death Benefit is equal to either the Contract Value or the amount that would have been payable in the event of a full withdrawal of the Contract Value on the date We determine the Death Benefit.

FREE WITHDRAWAL AMOUNT--A portion of the Account Value which may be withdrawn each year without incurring a Withdrawal Charge or a Market Value Adjustment.

GUARANTEE PERIOD--A period of years for which a specified effective annual interest rate is guaranteed by the Company.

INCOME PLAN--One of several ways in which a series of payments are made after the Payout Start Date. Income payments are based on the Contract Value adjusted by any applicable Market Value Adjustment on the Payout Start Date.

ISSUE DATE--The date the Contract becomes effective.

MARKET VALUE ADJUSTMENT--The Market Value Adjustment is an increase or decrease in a withdrawal payment, an increase in a Death Benefit payment, or an increase or decrease in an amount applied to an Income Plan reflecting the impact of changes in interest rates between the time the Account was established and the time of distribution.

OWNER(S)("YOU")--The person or persons designated as the Owner(s) in the Contract.

PAYOUT START DATE--The date the Contract Value adjusted by any Market Value Adjustment is applied to an Income Plan.

TREASURY RATE--The U.S. Treasury Note Constant Maturity weekly yield as reported in Federal Reserve Bulletin Release H.15.

WITHDRAWAL CHARGE--The charge that is assessed by the Company on withdrawals in excess of the Free Withdrawal Amount.

                                  THE CONTRACTS

THE PURCHASE OF CONTRACTS

1. WHAT IS THE PURPOSE OF THE CONTRACTS?

The Contracts described in this prospectus are designed to aid You in your choice of short-term, mid-term, or long-term financial planning and can be used for retirement planning regardless of whether the plan qualifies for special federal income tax treatment. The Flexible Payment Contract permits You to add additional purchase payments to your Flexible Payment Contract. The Single Payment Contract permits You to plan for retirement with one single purchase payment. The Contracts have an accumulation phase and a payout phase. The accumulation phase is the first phase and begins on the Issue Date and continues until the Payout Start Date. During the accumulation phase, interest is credited to your purchase payment and both a cash withdrawal benefit and a Death Benefit are available. The payout phase begins on the Payout Start Date and provides income payments under an Income Plan You select. The payout phase continues until the Company makes the last payment as provided by the Income Plan.

2. HOW ARE THE CONTRACTS PURCHASED?

The minimum initial purchase payment the Company will accept is $5,000 ($2,000 for qualified Contracts). Additional purchase payments of any amount may be added to the Flexible Payment Contract until the Payout Start Date. The Owner of a Flexible Payment Contract may make additional purchase payments by check or through automatic additions. The Company reserves the right to limit the number of additional purchase payments it will accept. The maximum issue age for both the Owner and the Annuitant is age 90. The Owner must select the Guarantee Period(s) in which to allocate the purchase payment. The Owner may elect to allocate the purchase payments to one Guarantee Period or may split the purchase payments between many Guarantee Periods. The Company expects to offer Guarantee Periods for 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10 years for the Flexible Payment
Contract and a limited number of Guarantee Periods for the Single Payment Contract. Guarantee Periods will be offered at the Company's discretion and may range from one to fifteen years. The Company reserves the right to limit or increase the amount of the purchase payments it will accept.

3. DO THE CONTRACTS HAVE A FREE-LOOK PROVISION?

Yes. The Owner may cancel the Contract within 20 days after receipt of the Contract, or longer if required by state law, and receive a full refund of the initial purchase payment.

4. ONCE A CONTRACT IS PURCHASED, HOW IS THE OWNER INFORMED AS TO THE STATUS OF THE CONTRACT?

At least once a year, prior to the Payout Start Date, the Owner will be sent a statement containing information about the Account Value of the Contract. In addition, the Owner can call the Company's Customer Support Unit directly at 1-800-776-6978 at any time.

THE ACCUMULATION PHASE

5. HOW IS INTEREST CREDITED TO THE CONTRACTS?

Interest will be credited to the purchase payments from the Issue Date or, under the Flexible Payment Contract, from the date of receipt for additional purchase payments. No deductions are made from the purchase payment. Therefore, the full amount of the purchase payment is invested in an Account for accumulation of interest. Interest is credited daily to each Guarantee Period in the Contract and is based upon the interest rate structure of the Guarantee Period which has been chosen. For current interest rate information, please contact your sales representative or the Company's Customer Support Unit at 1-800-776-6978.

The following example illustrates how an Account Value would grow given an assumed purchase payment, Guarantee Period, and effective annual interest rate. The effective annual interest rate is defined as the amount resulting when interest credited at the underlying daily rate has compounded for a full year.

EXAMPLE OF INTEREST CREDITING DURING THE GUARANTEE PERIOD:

Purchase Payment:...................................................$10,000.00
Guarantee Period:...................................................   5 years
Assumed Effective Annual Rate:......................................     4.50%

                                                     END OF CONTRACT YEAR:
                                         YEAR 1         YEAR 2        YEAR 3         YEAR 4        YEAR 5
                                         ------         ------        ------         ------        ------

Beginning Account Value                $10,000.00
    x (1 + Effective Annual Rate)           1.045
                                       ----------
                                       $10,450.00

Account Value at end of Contract                       $10,450.00
    year 1 x (1 + Effective Annual Rate)                    1.045
                                                       ----------
                                                       $10,920.25

Account Value at end of Contract                                     $10,920.25
    year 2 x (1 + Effective Annual Rate)                                  1.045
                                                                     ----------
                                                                     $11,411.66

Account Value at end of Contract                                                    $11,411.60
    year 3 x (1 + Effective Annual Rate)                                                 1.045
                                                                                    ----------
                                                                                    $11,925.19

Account Value at end of Contract                                                                  $11,925.19
    year 4 x (1 + Effective Annual Rate)                                                               1.045
                                                                                                  ----------
                                                                                                  $12,461.82
                                                                                                  ----------
Total Interest Credited in Guarantee Period:       $2,461.82 ($12,461.82 - $10,000.00)

      NOTE: The above illustration assumes no withdrawals of any amount during the entire five-year period. A Market Value Adjustment and Withdrawal Charge would apply to any such interim withdrawal in excess of the Free Withdrawal Amount. The hypothetical interest rate is for illustrative purposes only and is not intended to predict future interest rates declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than shown above.

      The Company has no specific formula for determining the rate of interest that it will declare initially or in the future. Such interest rates will be reflective of investment returns available at the time of the determination. In addition, the management of the Company may also consider various other factors in determining interest rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors.

The management of the Company will make the final determination as to the interest rates to be declared. The Company can neither predict nor guarantee future interest rates to be declared.

6. WHAT HAPPENS TO THE ACCOUNT VALUE AT THE END OF A GUARANTEE PERIOD?

Prior to the end of a Guarantee Period, a notice will be mailed to the Owner outlining the options available at the end of a Guarantee Period. Within 30 days after the end of a Guarantee Period the Owner may:

     - take no action and the Company will automatically apply the Account Value to a new Guarantee Period of the same duration as the expiring Guarantee Period to be established on the day the previous Guarantee Period expired; or

     - notify the Company to apply the Account Value to a new Guarantee Period(s) to be established on the - day the previous Guarantee Period expired; or

     - receive a portion of the Account Value or the entire Account Value through a partial or full withdrawal that is not subject to a Market Value Adjustment (Withdrawal Charges may apply). In this case, the amount withdrawn will be deemed to have been withdrawn on the day the Guarantee Period expired.

7. IS IT POSSIBLE TO PRESELECT A RENEWAL GUARANTEE PERIOD AT THE POINT OF PURCHASE?

Yes. The Automatic Laddering Program allows the Owner to choose, in advance, one renewal Guarantee Period for the renewing Account. The Owner can select the Automatic Laddering Program at any time during the accumulation phase, including on the Issue Date. The Automatic Laddering Program will continue until the Owner gives written notice to the Company.

8. CAN A PARTIAL WITHDRAWAL OR A FULL WITHDRAWAL BE TAKEN AT ANY TIME?

Yes. As long as the Contract is still in the accumulation phase and has not entered the payout phase, the Owner may withdraw money from the Contract or surrender the Contract at any time (a Withdrawal Charge, Market Value Adjustment and taxes may apply, including a 10% penalty tax for withdrawals prior to the Owner attaining age 59 1/2). Partial withdrawals may be taken automatically through systematic withdrawals. The Owner must specify the Account from which the withdrawal will be taken. If a partial withdrawal reduces the Contract Value to less than $2,000, the withdrawal will be treated as a request to withdraw the entire Contract Value. If You withdraw the entire Contract Value, the Contract will terminate. The Company may defer payment of any partial withdrawal or full withdrawal for a period not exceeding six months from the date of the receipt of the request.

ADJUSTMENTS TO ACCOUNT VALUE (WITHDRAWAL CHARGE, MARKET VALUE ADJUSTMENT AND TAXES)

9. IF A PARTIAL WITHDRAWAL OR FULL WITHDRAWAL IS REQUESTED, HOW IS THE AMOUNT RECEIVED DETERMINED?

The main component in determining the amount received by the Owner is the amount which was requested; however, there may be adjustments to the requested amount. A Withdrawal Charge may reduce the amount requested. A Market Value Adjustment may apply which may reduce or increase the amount requested. Premium taxes and federal income tax withholding may apply and would reduce the amount requested. In summary:

The amount received by the Owner under a partial withdrawal or full withdrawal request equals the amount requested less a Withdrawal Charge (if applicable) plus or minus a Market Value Adjustment (if applicable) less premium taxes and withholding (if applicable).

The questions which follow further clarify the components used in determining the amount received upon a partial withdrawal or full withdrawal.

10. UPON A PARTIAL WITHDRAWAL OR FULL WITHDRAWAL, IS THE ENTIRE AMOUNT REQUESTED SUBJECT TO A WITHDRAWAL CHARGE AND A MARKET VALUE ADJUSTMENT?

No. Only amounts in excess of the Free Withdrawal Amount will be subject to a Withdrawal Charge and a Market Value Adjustment. Each year the Free Withdrawal Amount for each Account is equal to 10% of the purchase payments. Any Free Withdrawal Amount which is not actually withdrawn in a year may not be carried over to increase the Free Withdrawal Amount in a following year. Also, the Free Withdrawal Amount that is not withdrawn from one Account may not be transferred to increase a Free Withdrawal Amount in another Account.

In addition to the Free Withdrawal Amount, any funds withdrawn which are within the first 30 days of their renewal Guarantee Period will be completely free from any Market Value Adjustment.

11. WHAT IS THE WITHDRAWAL CHARGE UPON A PARTIAL WITHDRAWAL OR FULL WITHDRAWAL?

The amount withdrawn from the Account Value in excess of the Free Withdrawal Amount is subject to the following Withdrawal Charge:

PURCHASE PAYMENT YEAR                    1   2   3   4   5   6   7   8 AND LATER
---------------------                    -   -   -   -   -   -   -   -----------

Percentage.............................. 7%  7%  6%  5%  4%  3%  2%      0%

For each withdrawal, the year in the above table is measured starting from the date We receive the purchase payment.

The Withdrawal Charge is determined by multiplying the percentage corresponding to the purchase payment year times the amount withdrawn in excess of the Free Withdrawal Amount.

At the expiration of the 5 year and the 6 year Guarantee Periods, any funds withdrawn which are within the first 30 days of their renewal Guarantee Period will be completely free from Withdrawal Charges.

For Flexible Payment Contracts only, the Company will waive any Withdrawal Charge and any Market Value Adjustment prior to the Payout Start Date if at least 30 days after the Issue Date any Owner (or Annuitant if the Owner is not a natural person) 1) is first confined to a long-term care facility or hospital for at least 90 consecutive days and the request for a withdrawal and adequate written proof of confinement are received by Us no later than 90 days after discharge. Confinement is prescribed by a physician and is medically necessary; or 2) is first diagnosed by a physician as having a terminal illness and a request for a withdrawal and adequate proof of diagnosis are received by Us.

12. WHAT IS THE MARKET VALUE ADJUSTMENT UPON A PARTIAL OR FULL WITHDRAWAL, AT DEATH, OR APPLIED TO AN INCOME PLAN?

The Market Value Adjustment will be applied to all amounts withdrawn, some amounts paid at death, or all amounts applied to an Income Plan which are not exempt from adjustment as discussed in question 10.

The Market Value Adjustment reflects the relationship between (1) the current Treasury Rate at the time of request for withdrawal, death, or Income Plan payment request for a maturity equal to the Account Guarantee Period, and (2) the original Treasury Rate at the time the Account was established for a maturity equal to the Account Guarantee Period. Since current Treasury Rates are the basis for the investment yields at the time, and current interest rates are based, in part, upon investment yields available when the Account was established, the effect of the Market Value Adjustment will be closely related to the levels of such yields. As such, the Owner bears some investment risk under the Contract.

Generally, if the original Treasury Rate at the time the Account was established is higher than the applicable current Treasury Rate (interest rate for a period equal to the Account Guarantee Period), then the Market Value Adjustment will result in a higher amount payable to the Owner. Similarly, if the original Treasury Rate at the time the Account was established is lower than the current Treasury Rate, then the Market Value Adjustment will result in a lower amount payable to the Owner.

For example, assume the Owner purchases a Contract and selects an initial Guarantee Period of five years and the Treasury Rate for that duration is 4.50%. Assume that at the end of three years, the Owner makes a partial withdrawal. If, at that later time, the current Treasury Rate for a five year Guarantee Period is 4.20%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to the Owner. Similarly, if the current Treasury Rate for the five year Guarantee Period is 4.80%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to the Owner.

The formula for calculating the Market Value Adjustment is set forth in Appendix A to this prospectus which also contains additional illustrations of the application of the Market Value Adjustment.

13. THE IRS REQUIRES ANNUAL WITHDRAWALS TO BE TAKEN FROM QUALIFIED CONTRACTS UPON ATTAINMENT OF AGE 70 1/2. WILL THESE WITHDRAWALS INCUR WITHDRAWAL CHARGES AND MARKET VALUE ADJUSTMENTS?

No. Both the Withdrawal Charge and the Market Value Adjustment will be waived on withdrawals taken to satisfy IRS required minimum distribution rules for this Contract.

14. WHAT ARE THE TAX IMPLICATIONS ASSOCIATED WITH THE CONTRACTS?

It varies based upon the Owner's circumstances. Generally, the two areas which may give rise to a taxable situation are personal federal and state income taxation and taxation of the Company.

With respect to personal federal and state income tax, an annuity contract owner who is a natural person is not taxed on increases in the contract value until a distribution occurs. For federal income tax purposes, distributions include the receipt of proceeds from an assignment or pledge of any portion of the value of the contract, as well as withdrawals, income payments, or death benefits. In addition, personal federal and state income tax withholding may be deducted from partial withdrawal and full withdrawal payments. Amounts withheld for personal taxes do not necessarily represent the Owner's entire income tax liability.

With respect to taxation of the Company, premium taxes and other applicable taxes imposed on the Company may be deducted from the Contract's purchase payment or Contract Value upon a full withdrawal or annuitization of the Contract. Current premium tax rates range from 0 to 3.5%, but are subject to change by state regulation.

There are several exceptions to the above generalizations. More complete information can be found in the "Federal Tax Matters" section found on page of this prospectus.

THE PARTIES TO THE CONTRACT

15. WHAT RIGHTS DOES AN OWNER HAVE UNDER THIS CONTRACT?

This Contract offers the Owner several rights. The Owner may:

     - receive any withdrawals or periodic income payments from the Contract, unless the Owner has directed the Company to pay them to someone else;

     - name and change the Owner, Beneficiary, and Annuitant (only if the Owner is a natural person);

     - assign periodic income payments under the Contract prior to the Payout Start Date;

     - elect a Death Benefit option upon death of a co-Owner or Annuitant if the Owner is not a natural person; and

     -    terminate the Contract.

The above may be subject to the rights of any irrevocable Beneficiary.

16. WHAT PURPOSE DOES THE ANNUITANT SERVE?

The Annuitant's life determines the income payments which will begin on the Payout Start Date. This Contract requires an Annuitant at all times during the accumulation phase and on the Payout Start Date. The Annuitant must be a natural person. A Death Benefit may be payable upon the death of the Annuitant only if the Owner is not a natural person. Joint Annuitants are only permitted on or after the Payout Start Date.

17. WHO IS THE BENEFICIARY TO THE CONTRACT?

The Beneficiary varies based upon who the Owner is, and the designation of the parties to the Contract by the Owner. The Beneficiary will be determined from the most recent written request of the Owner. If the Owner does not name a Beneficiary or if the Beneficiaries named are no longer living, the Beneficiary will be:

     -    a contingent beneficiary named by the Owner; otherwise

     -    the Owner's spouse if living; otherwise

     -    the Owner's children, equally, if living; otherwise

     -    the Owner's estate.

18. WHAT PURPOSE DOES THE BENEFICIARY SERVE?

The Beneficiary becomes the new Owner if the sole surviving Owner dies prior to the Payout Start Date. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed income payments scheduled to continue.

THE DEATH BENEFIT PROVISIONS

19. UPON DEATH OF THE OWNER, WHO IS THE NEW OWNER OF THE CONTRACT?

The new Owner is any surviving joint Owner(s) or if none, the Beneficiary(ies).

20. UPON DEATH OF THE OWNER, WHAT OPTIONS DOES THE NEW OWNER HAVE?

If the Owner eligible to receive a distribution upon death is not a natural person, then the Owner may elect to receive the distribution upon death in one or more distributions as long as all distributions are completed within five years of death. Otherwise, if the Owner is a natural person, the Owner may elect to receive a distribution upon death in one or more distributions or periodic payments through an Income Plan.

A Death Benefit will be paid: 1) if the Owner elects to receive the Death Benefit in a single payment distributed within 180 days of the date of death; and 2) if the Death Benefit is paid as of the day the value of the Death Benefit is determined. Otherwise the settlement value will be paid. The settlement value is the same amount that would be paid in the event of withdrawal of the Contract Value. The Company will calculate the settlement value at the end of the period coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death. The Company is currently waiving the 180 day limit. The Company reserves the right to enforce the limitation in the future.

In any event, the entire distribution upon death must be distributed within five years after the date of death unless an Income Plan is selected or a surviving spouse continues the Contract in accordance with the following sections:

Payments from the Income Plan must begin within one year of the date of death and must be payable throughout:

     -    the life of the Owner; or

     -    a period not to exceed the life expectancy of the Owner; or

     - the life of the Owner with payments guaranteed for a period not to exceed the life expectancy of the Owner.

Prior to the Payout Start Date, the benefit is equal to the greatest of:

     (a) the Contract Value on the date the Company determines the Death Benefit; or

     (b) the amount that would have been payable in the event of a full withdrawal of the Contract Value on the date the Company determines the Death Benefit; or

     If the new Owner is the spouse of the deceased Owner, the new Owner may elect to continue the Contract. See question 21, below.

The Company will not settle any death claims until it receives due proof of death.

21. IF THE NEW OWNER IS THE SURVIVING SPOUSE OF THE DECEASED OWNER, WHAT HAPPENS TO THE CONTRACT UPON THE OWNER'S DEATH?

In addition to the options available in question 20, the surviving spouse of the deceased Owner has the following options:

     -    continue the Contract as if the death had not occurred; and

     - if the Contract is continued, one withdrawal of any amount within one year of the date of death is allowed without incurring a Withdrawal Charge. However, a Market Value Adjustment will apply.

22. IF THE OWNER IS NOT THE ANNUITANT AND THE ANNUITANT DIES PRIOR TO THE PAYOUT START DATE, WHAT HAPPENS TO THE CONTRACT?

In most cases, the Contract will continue as if the death had not occurred and the new Annuitant will be the youngest Owner. However, when the Annuitant dies and the Owner is not a natural person, the Owner may elect to receive the distribution upon death in one or more distributions within five years of the Annuitant's death. A Death Benefit will be paid: 1) if the Owner elects to receive the Death Benefit in a single payment distributed within 180 days of the date of death; and 2) if the Death Benefit is paid as of the day the value of the Death Benefit is determined. Otherwise, the settlement value will be paid. The Company is currently waiving the 180 day limit. The Company reserves the right to enforce the limitation in the future.

THE PAYOUT PHASE

23. WHAT IS THE PAYOUT START DATE?

The date on which the accumulation phase ceases and the payout phase begins. During the payout phase, the Owner receives income payments based upon an Income Plan selected by the Owner. The payout phase will continue until the Company makes the last payment as provided by the Income Plan chosen. The Owner may change the Payout Start Date by notifying the Company in writing of the change at least 30 days before the scheduled Payout Start Date. The Payout Start Date must be at least one month after the Issue Date and on or before:

     -    the Annuitant's 90th birthday; or

     -    the 10th anniversary of the Contract's Issue Date, whichever is later.

24. WHAT TYPES OF INCOME PLANS ARE AVAILABLE IN THE CONTRACT?

Income payments are made under an Income Plan which may be chosen by the Owner. The types of Income Plans which are available are as follows:

     LIFE INCOME WITH GUARANTEED PAYMENTS--Payments will be made for the life of the Annuitant. If the Annuitant dies before all the guaranteed payments have been made, the remainder of the guaranteed payments will be made to the Owner; or

     JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PAYMENTS--Payments will be made for the life of either the Annuitant or joint Annuitant. If both the Annuitant and joint Annuitant die before all the guaranteed payments have been made, the remainder of the guaranteed payments will be made to the Owner; or

     GUARANTEED PAYMENTS FOR A SPECIFIED PERIOD--Payments will be made for a specified period beginning on the Payout Start Date. Payments under this option do not depend on the continuation of the Annuitant's life.

Any period for which payments are guaranteed may range from 60 to 360 months. If any Owner dies, guaranteed income payments will continue as scheduled. Up to 30 days before the Payout Start Date, the Owner may change the Income Plan or request any other form of Income Plan agreeable to both the Company and the Owner. If the Company does not receive a written choice from the Owner, the Income Plan will be life income with 120 monthly guaranteed payments. If an Income Plan is chosen which depends on the Annuitant's or joint Annuitant's life, proof that the Annuitant or joint Annuitant is still alive before each payment and proof of age and sex may be required before income payments begin. The Company reserves the right to offer other Income Plans.

25. HOW ARE THE INCOME PAYMENTS FROM AN INCOME PLAN DETERMINED?

To determine the income  payments,  the Contract  Value,  adjusted by any Market
Value Adjustment less any applicable premium taxes, will be applied to the greater of:

     -    payment plan rates declared by the Company; or

     -    guaranteed payment plan rates as described in the Contract.

If the monthly income payments determined under the Income Plan are less than $20, the Company may pay the Contract Value, adjusted by any Market Value Adjustment less any applicable premium taxes, in a lump sum or change the payment frequency to an interval which results in income payments of at least $20.

The Contracts are based on life annuity tables that provide for different benefit payments to men and women of the same age (except in states which require unisex annuity tables). Nevertheless, in accordance with the U.S. Supreme Court's decision in Arizona Governing Committee v. Norris, in certain employment-related situations, annuity tables that do not vary on the basis of sex may be used. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan, consideration should be given in consultation with legal counsel, to the impact of Norris on any such plan before making any contributions under these Contracts.

The dollar amount of income payments is generally affected by the duration of the Income Plan selected. For example, if an Income Plan Guaranteed for Life is chosen, the income payments may be greater or lesser than income payments under an Income Plan for a specified period depending on the life expectancy of the Annuitant. Also, the Company may require proof that the Annuitant or joint Annuitant is still alive before the Company makes each payment that depends on either Annuitant's continued life.

26. CAN PARTIAL WITHDRAWALS BE TAKEN FROM THE CONTRACT OR CAN THE CONTRACT BE SURRENDERED ONCE IT HAS ENTERED THE PAYOUT PHASE?

No. After the Contract Value has been applied to an Income Plan on the Payout Start Date, the Income Plan can not be changed, the exchange of the Contract Value for an Income Plan can not be reversed, and no withdrawals can be made.

                           AMENDMENT OF THE CONTRACTS

The Company reserves the right to amend the Contracts to meet the requirements of applicable federal or state laws or regulations. The Company will notify the Owner of any such amendments.

                          DISTRIBUTION OF THE CONTRACTS

Allstate Life Financial Services, Inc. ("ALFS"), 3100 Sanders Road, Northbrook, Illinois, a wholly owned subsidiary of Allstate Life Insurance Company, acts as the principal underwriter of the Contracts. ALFS is registered as a broker-dealer under the Securities Exchange Act of 1934 and became a member of the National Association of Securities Dealers, Inc. on June 30, 1993. Contracts are sold by registered representatives of unaffiliated broker-dealers or bank employees who are licensed insurance agents appointed by the Company, either individually or through an incorporated insurance agency and who have entered into a selling agreement with ALFS and the Company to sell the Contract. In some states, Contracts may be sold by representatives or employees of banks that may be acting as broker-dealers without separate registration under the Securities Exchange Act of 1934, pursuant to legal and regulatory exceptions.

Commissions paid may vary, but in aggregate are not anticipated to exceed 8% of any purchase payment. In addition, under certain circumstances, certain sellers of the Contracts may be paid persistency bonuses which will take into account, among other things, the length of time purchase payments have been held under a Contract, and Contract Values. A persistency bonus is not expected to exceed 1.20%, on an annual basis, of the Contract Values considered in connection with the bonus. These commissions are intended to cover distribution expenses.

The Underwriting Agreement between the Company and ALFS provides that the Company will indemnify ALFS for certain damages that may be caused by actions, statements or omissions by the Company.

The Company and ALFS reserve the right to offer the Contract at a special interest rate(s) for specific time periods to customers of certain broker-dealers. The Company and ALFS may also negotiate special commissions with such broker-dealers.

                               FEDERAL TAX MATTERS

INTRODUCTION

THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. THE COMPANY MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT. Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on the individual circumstances of each person. If You are concerned about any tax consequences with regard to your individual circumstances, You should consult a competent tax adviser.

TAXATION OF THE COMPANY

The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. The following discussion assumes that the Company is taxed as a life insurance company under Part I of Subchapter L.

TAXATION OF ANNUITIES IN GENERAL

TAX DEFERRAL

In general, an annuity contract owned by a natural person is not taxed on increases in the contract value until a distribution occurs. Annuity contracts owned by nonnatural persons are generally not treated as annuity contracts for federal income tax purposes and the income on such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. There are exceptions to the nonnatural owner rule and You should discuss these with your tax advisor.

DELAYED MATURITY DATE

If the contract's scheduled maturity date is at a time when the annuitant has reached an advanced age, it is possible that the contract would not be treated as an annuity. In that event, the income and gains under the contract would be currently includible in the owner's income.

TAXATION OF PARTIAL AND FULL WITHDRAWALS

In the case of a partial withdrawal under a non-qualified contract, amounts received are taxable to the extent the contract value, without regard to any surrender charges, exceeds the investment in the contract. The investment in the contract is the gross premium or other consideration paid for the contract reduced by any amounts previously received from the contract to the extent such amounts were properly excluded from the owner's gross income. In the case of a partial withdrawal under a qualified contract, the portion of the payment that bears the same ratio to the total payment that the investment in the contract bears to the contract value, can be excluded from income. No definitive guidance exists on the proper tax treatment of Market Value Adjustments, so you should contact a competent tax advisor with respect to the potential tax consequences of a Market Value Adjustment. In the case of a full withdrawal under a non-qualified contract or a qualified contract, the amount received will be taxable only to the extent it exceeds the investment in the contract. If an individual transfers an annuity contract without full and adequate consideration to a person other than the individual's spouse (or to a former spouse incident to a divorce), the owner will be taxed on the difference between the contract value and the investment in the contract at the time of transfer. Other than in the case of certain qualified contracts, any amount received as a loan under a contract, and any assignment or pledge (or agreement to assign or pledge) of the contract value is treated as a withdrawal of such amount or portion.

TAXATION OF ANNUITY PAYMENTS

Generally, the rule for income taxation of payments received from an annuity contract provides for the return of the owner's investment in the contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. In the case of fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the contract. Once the total amount of the investment in the contract is excluded using this ratio, the annuity payments will be fully taxable. If annuity payments cease because of the death of the annuitant before the total amount of the investment in the contract is recovered, the unrecovered amount will be allowed as a deduction to the annuitant for his last taxable year.

TAXATION OF ANNUITY DEATH BENEFITS

Amounts may be distributed from an annuity contract because of the death of an owner or annuitant. Generally, such amounts are includible in income as follows:
(1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal or (2) if distributed under an annuity option, the amounts are taxed in the same manner as an annuity payment.


PENALTY TAX ON PREMATURE DISTRIBUTIONS

There is a 10% penalty tax on the taxable amount of any premature distribution from a non-qualified annuity contract. The penalty tax generally applies to any distribution made prior to the date the owner attains age 59 1/2. However, there should be no penalty tax on distributions to owners (1) made on or after the date the owner attains age 59 1/2; (2) made as a result of an owner's death or disability; (3) made in substantially equal periodic payments over life or life expectancy; or (4) made under an immediate annuity. Similar rules apply for distributions from qualified contracts. Consult a competent tax advisor for other possible exceptions to the penalty tax.

AGGREGATION OF ANNUITY CONTRACTS

All non-qualified deferred annuity contracts issued by the Company (or its affiliates) to the same owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.

IRS REQUIRED DISTRIBUTION AT DEATH RULES

In order to be considered an annuity contract for federal income tax purposes, an annuity contract must provide: (1) if any owner dies on or after the annuity start date but before the entire interest in the contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the owner's death; (2) if any owner dies prior to the annuity start date, the entire interest in the contract will be distributed within five years after the date of the owner's death. These requirements are satisfied if any portion of the owner's interest which is payable to, or for the benefit of, a designated beneficiary is distributed over the life of such beneficiary (or over a period not extending beyond the life expectancy of the beneficiary) and the distributions begin within one year of the owner's death. If the owner's designated beneficiary is the surviving spouse of the owner, the contract may be continued with the surviving spouse as the new owner. If the owner of the contract is a nonnatural person, then the annuitant will be treated as the owner for purposes of applying the distribution at death rules. Also, a change of annuitant on a contract owned by a nonnatural person will be treated as the death of the owner.

QUALIFIED PLANS

This annuity contract may be used with several types of qualified plans. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Adverse tax consequences may result from excess contributions, premature distributions, distributions that do not conform to specified commencement and minimum distribution rules, excess distributions and in other circumstances. Owners and participants under the plan and annuitants and beneficiaries under the contract may be subject to the terms and conditions of the plan regardless of the terms of the contract.

TYPES OF QUALIFIED PLANS

INDIVIDUAL RETIREMENT ANNUITIES

Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity.
Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified plans may be "rolled over" on a tax-deferred basis into an Individual Retirement Annuity.

ROTH INDIVIDUAL RETIREMENT ANNUITIES

Section 408A of the Code permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. "Qualified distributions" from Roth Individual Retirement Annuities are not includible in gross income. "Qualified distributions" are any distributions made more than five taxable years after the taxable year of the first contribution to the Roth Individual Retirement Annuity, and which are made on or after the date the individual attains age 59 1/2 , made to a beneficiary after the owner's death, attributable to the owner being disabled or for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000). "Nonqualified distributions" are treated as made from contributions first and are includible in gross income to the extent such distributions exceed the contributions made to the Roth
Individual Retirement Annuity. The taxable portion of a "nonqualified distribution" may be subject to the 10% penalty tax on premature distributions. Subject to certain limitations, a traditional Individual Retirement Account or Annuity may be converted or "rolled over" to a Roth Individual Retirement Annuity. The taxable portion of a conversion or rollover distribution is includible in gross income, but is exempted from the 10% penalty tax on premature distributions.

SIMPLIFIED EMPLOYEE PENSION PLANS

Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees using the employees' Individual Retirement Annuities if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to their Individual Retirement Annuities.

SAVINGS INCENTIVE MATCH PLANS FOR EMPLOYEES (SIMPLE PLANS)

Sections 408(p) and 401(k) of the Code allow employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees. SIMPLE plans may be structured as a SIMPLE retirement account using an employee's Individual Retirement Annuity to hold the assets or as a Section 401(k) qualified cash or deferred arrangement. In general, a SIMPLE plan consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to use the contract in conjunction with SIMPLE plans should seek competent tax and legal advice.

TAX SHELTERED ANNUITIES

Section 403(b) of the Code permits public school employees and employees of certain types of tax-exempt organizations (specified in Section 501(c)(3) of the Code) to have their employers purchase annuity contracts for them, and subject to certain limitations, to exclude the purchase payments from the employees' gross income. An annuity contract used for a Section 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee attains age 59 1/2, separates from service, dies, becomes disabled or on the account of hardship (earnings on salary reduction contributions may not be distributed for hardship).

CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS

Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax favored retirement plans for employees. The Self-Employed Individuals Retirement Act of 1962, as amended, (commonly referred to as "H.R. 10" or "Keogh") permits self-employed individuals to establish tax favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of annuity contracts in order to provide benefits under the plans.

STATE AND LOCAL  GOVERNMENT AND TAX-EXEMPT  ORGANIZATION  DEFERRED  COMPENSATION
PLANS

Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. To the extent the contracts are used in connection with an eligible plan, employees are considered general creditors of the employer and the employer as owner of the contract has the sole right to the proceeds of the contract. Generally, under the non-natural owner rules, such contracts are not treated as annuity contracts for federal income tax purposes. However, under these plans, contributions made for the benefit of the employees will not be includible in the employees' gross income until distributed from the plan.

INCOME TAX WITHHOLDING

The Company is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless an individual elects to make a "direct rollover" of such amounts to another qualified plan or Individual Retirement Account or Annuity (IRA). Eligible rollover distributions generally include all distributions from qualified contracts, excluding IRAs, with the exception of
(1) required minimum distributions, or (2) a series of substantially equal periodic payments made over a period of at least 10 years, or the life (joint lives) of the participant (and beneficiary). For any distributions from non-qualified annuity contracts, or distributions from qualified contracts which are not considered eligible rollover distributions, the Company may be required to withhold federal and state income taxes unless the recipient elects not to have taxes withheld and properly notifies the Company of such election.

                                   THE COMPANY

BUSINESS

The Company is a stock life insurance company which was organized under the laws of the State of Illinois in 1992. The Company was originally organized under the laws of the State of Indiana in 1965. From 1965 to 1983 the Company was known as "United Standard Life Assurance Company" and from 1983 to 1992 the Company was known as "William Penn Life Assurance Company of America." As of the date of this prospectus, the Company is licensed to operate in Puerto Rico, the District of Columbia and all states except New York. The Company intends to market the Contract in those jurisdictions in which it is licensed to operate. The Company's home office is located at 3100 Sanders Road, Northbrook, Illinois 60062.

The Company is wholly owned by Allstate Life Insurance Company ("Allstate Life" or "ALIC"), which is wholly owned by Allstate Insurance Company, a wholly owned subsidiary of The Allstate Corporation (the "Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend.

REINSURANCE AGREEMENTS

Effective December 31, 1993, the Company entered into an assumption reinsurance treaty with an affiliate, Glenbrook Life Insurance Company, to reinsure certain annuity contracts. Under the terms of the agreement, the Company assumed all of Glenbrook Life Insurance Company's liability under such contracts.

The Company and Allstate Life entered into a reinsurance agreement effective June 5, 1992. All business issued after that date is reinsured with Allstate Life, while business issued before that date is reinsured with non-affiliated reinsurers. Under the reinsurance agreement, purchase payments under general account contracts are transferred to and become invested with the assets of Allstate Life, which accepts 100% of the liability under such contracts. Accordingly, the results of operations with respect to applications received and contracts issued by the Company are not reflected in the Company's financial statements. The amounts reflected in the Company's financial statements relate only to the investment of those assets of the Company that are not transferred to Allstate Life under the reinsurance agreement. The obligations of Allstate Life under the terms of the reinsurance agreement are to the Company; the Company remains the sole obligor under the Contracts to the Owners.

INVESTMENTS BY THE COMPANY

The Company's general account assets, like the general account assets of other insurance companies, including Allstate Life, must be invested in accordance with applicable state laws. These laws govern the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred stocks, real estate mortgages, real estate and certain other investments. All of the Company's general account assets are available to meet the Company's obligations.

The Company will primarily invest its general account assets in investment-grade fixed income securities including the following:

  Securities issued by the United States Government or its agencies or instrumentalities, which may or may not be guaranteed by the United States Government;

  Debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies, and of corporations, which are deemed by the Company's management to have qualities appropriate for inclusion in this portfolio;

  Commercial mortgages, mortgage-backed securities collateralized by real estate mortgage loans, or securities collateralized by other assets, that are insured or guaranteed by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association or the Government National Mortgage Association, or that have an investment grade at time of purchase within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service;

  Commercial paper, cash, or cash equivalents, and other short-term investments having a maturity of less than one year that are considered by the Company's management to have investment quality comparable to securities having the ratings stated above.

  In addition, interest rate swaps, futures, options, rate caps, and other hedging instruments may be used solely for non-speculative hedging purposes. Anticipated use of these financial instruments shall be limited to protecting the value of portfolio sales or purchases, or to enhance yield through the creation of a synthetic security.

In addition, the Company maintains certain unitized separate accounts which invest in shares of open-end investment companies registered under the Investment Company Act of 1940. These separate account assets, which relate to the Company's variable annuity and variable life contracts, do not support the Company's obligations under the Contracts.

                             SELECTED FINANCIAL DATA

The following selected financial data for the Company should be read in conjunction with the financial statements and notes thereto included in this prospectus beginning on page F-1.


                       GLENBROOK LIFE AND ANNUITY COMPANY
                             SELECTED FINANCIAL DATA
                                ($ IN THOUSANDS)

YEAR-END FINANCIAL DATA                    1997         1996         1995          1994         1993
------------------------                   ----         ----         ----          ----         ----

For The Years Ended December 31:
   Income Before Income Tax  Expense   $    8,764   $    3,774   $    4,455   $    2,017   $      836
   Net Income ......................        5,686        2,435        2,879        1,294          529
As of December 31:
   Total Assets ....................    3,351,541    2,404,527    1,409,705      750,245      169,361

                       GLENBROOK LIFE AND ANNUITY COMPANY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion highlights significant factors influencing results of operations and changes in financial position of Glenbrook Life and Annuity Company (the "Company"). It should be read in conjunction with the financial statements and related notes.

         The Company, a wholly owned subsidiary of Allstate Life Insurance Company ("ALIC"), which is wholly owned by Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation, markets life insurance and annuity products through banks and broker-dealers.

         The Company issues flexible premium deferred variable annuity contracts and variable life policies, the assets and liabilities of which are legally segregated and reflected as Separate Account assets and liabilities. Separate Account assets and liabilities are carried at fair value in the statements of financial position. Certain of the Separate Account investment portfolios were initially funded with a $10.0 million seed money contribution from the Company in 1995. During 1997, the Company liquidated its funding in the Separate Account investment portfolios. Investment income and realized gains and losses of the Separate Accounts, other than the portion related to the Company's participation, accrue directly to the contractholders (net of fees) and, therefore, are not included in the Company's statements of operations.

Results of Operations
---------------------
($ in thousands)

                                                                 1997                1996              1995
                                                                 ----                ----              ----

       Net investment income                                    $ 5,304             $ 3,774           $ 3,996
                                                                =======             =======           =======
       Realized capital gains and losses, after-tax             $ 2,249             $     -           $   298
                                                                =======             =======           =======
       Net income                                               $ 5,686             $ 2,435           $ 2,879
                                                                =======             =======           =======
       Investments                                              $90,474             $50,676           $50,917
                                                                =======             =======           =======

         The Company and ALIC entered into a reinsurance agreement effective June 5, 1992. All business issued subsequent to that date is ceded to ALIC. Life insurance in force prior to that date is ceded to non-affiliated reinsurers. The Company's results of operations include only investment income and realized capital gains and losses earned on the assets of the Company that are not transferred to ALIC under the reinsurance agreement.

         Net income increased $3.3 million in 1997 due to realized capital gains arising primarily from the withdrawal of the seed money from the Separate Account and the increase in net investment income. The $444 thousand decrease in net income in 1996 reflects the decrease in net investment income and realized capital gains.

         Pretax net investment income in 1997 increased 40.5%, or $1.5 million, to $5.3 million compared to $3.8 million in 1996. This higher net investment income was caused by a significant increase in the level of investments primarily arising from a $20.0 million capital contribution received from ALIC in January 1997 and the liquidation of the Company's seed money investment in the Separate Account, partially offset by an increase in investment expenses. Net investment income decreased $222 thousand in 1996 due to the impact of the Company's $10.0 million original investment in the variable funds of the Separate Account, whose assets are invested predominantly in equity securities. The dividend yield on the variable funds is significantly below the level of interest earned on fixed income securities in which the $10.0 million was invested prior to the fourth quarter of 1995. This decrease in income was partially offset by additional investment income earned on the higher investment balances arising from positive cash flows from operating activities in 1996.

         Realized capital gains after tax of $2.2 million in 1997 were associated primarily with the withdrawal of the investment in Separate Account portfolios. Realized capital gains after tax of $298 thousand in 1995 were the result of sales of investments to fund the Company's participation in the Separate Accounts.

Financial Position
------------------
($ in thousands)

                                                                        1997            1996
                                                                   ------------      -----------

                 Fixed income securities (1)                       $     86,243      $    49,389
                 Short-term investments                                   4,231            1,287
                                                                   ------------      -----------
                       Total investments                           $     90,474      $    50,676
                                                                   ============      ===========
                 Reinsurance recoverable from ALIC                 $  2,637,983      $ 2,060,419
                                                                   ============      ===========
                 Separate Account assets                           $    620,535      $   272,420
                                                                   ============      ===========
                 Contractholder funds                              $  2,637,983      $ 2,060,419
                                                                   ============      ===========
                 Separate Account liabilities                      $    620,535      $   260,290
                                                                   ============      ===========

                (1) Fixed income securities are carried at fair value. Amortized cost for these securities was $81,369 and $46,925 at December 31, 1997 and 1996, respectively.


         The Company's fixed income securities portfolio consists of mortgage-backed securities, U.S. government bonds, publicly traded corporate bonds and tax-exempt municipal bonds. The Company generally holds its fixed income securities for the long term, but has classified all of these securities available for sale to allow maximum flexibility in portfolio management.

         Investments grew $39.8 million, or 78.5%, during 1997. The increase in investments is primarily due to the receipt of a $20.0 million capital contribution from ALIC in January 1997 and liquidation of the seed money from the Separate Account during 1997. In addition, at December 31, 1997, unrealized net capital gains on the fixed income securities portfolio were $4.9 million compared to $2.5 million as of December 31, 1996, primarily attributable to the increase in the Company's fixed income securities portfolio during 1997.

         At the end of 1997, all of the Company's fixed income securities portfolio is rated investment grade, with a National Association of Insurance Commissioners ("NAIC") rating of 1 or a Moody's rating of Aaa, Aa or A.

         At December 31, 1997 and 1996, $31.9 million and $16.4 million, respectively, of the fixed income securities portfolio were invested in mortgage-backed securities ("MBS"). At December 31, 1997, all of the MBS had underlying collateral that is guaranteed by U.S. government entities, thus credit risk was minimal.

         MBS, however, are subject to interest rate risk as the duration and ultimate realized yield are affected by the rate of repayment of the underlying mortgages. The Company attempts to limit interest rate risk by purchasing MBS whose cost does not significantly exceed par value, and with repayment protection to provide a more certain cash flow to the Company. At December 31, 1997, the amortized cost of the MBS portfolio was below par value by $417 thousand and over 31% of the MBS portfolio was invested in planned amortization class bonds. This type of MBS is purchased to provide additional protection against rising interest rates.

         The Company closely monitors its fixed income securities portfolio for declines in value that are other than temporary. Securities are placed on non-accrual status when they are in default or when the receipt of interest payments is in doubt.

         The Company's short-term investment portfolio was $4.2 million and $1.3 million at December 31, 1997 and 1996, respectively. The Company invests available cash balances primarily in taxable short-term securities having a final maturity date or redemption date of one year or less.

         During 1997, contractholder funds and amounts recoverable from ALIC under the reinsurance agreement increased by $577.6 million. The increases resulted from sales of the Company's single and flexible premium deferred annuities, interest credited to contractholders, partially offset by surrenders, withdrawals and benefits paid. Reinsurance recoverable from ALIC relates to contract benefit obligations ceded to ALIC.

         Separate Account assets increased by $348.1 million and Separate Account liabilities increased by $360.2 million as compared with December 31, 1996. The increases were primarily attributable to increased sales of flexible premium deferred variable annuity contracts and the favorable investment performance of the Separate Account investment portfolios, partially offset by variable annuity surrenders and withdrawals. Additionally, the Separate Account asset was reduced by the Company's liquidation of its seed money investment during 1997.


Market Risk
-----------

         Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. The Company's primary market risk exposure is to changes in interest rates. Interest rate risk is the risk that the Company will incur economic losses due to adverse changes in interest rates, as the Company invests substantial funds in interest-sensitive assets.

         One way to quantify this exposure is duration. Duration measures the sensitivity of the fair value of assets to changes in interest rates. For example, if interest rates increase 1%, the fair value of an asset with a duration of 5 years is expected to decrease in value by approximately 5%. At December 31, 1997, the Company's asset duration was approximately 5.3 years.

         To calculate duration, the Company projects asset cash flows, and discounts them to a net present value basis using a risk-free market rate adjusted for credit quality, sector attributes, liquidity and other specific risks. Duration is calculated by revaluing these cash flows at an alternative level of interest rates, and determining the percentage change in fair value from the base case. The projections include assumptions (based upon historical market and Company specific experience) reflecting the impact of changing interest rates on the prepayment and/or option features of instruments, where applicable. Such assumptions relate primarily to mortgage-backed securities, collateralized mortgage obligations, and municipal and corporate obligations.

         Based upon the information and assumptions the Company uses in its duration calculation and in effect at December 31, 1997, management estimates that a 100 basis point immediate, parallel increase in interest rates ("rate shock") would decrease the net fair value of its total investments by approximately $4.5 million. The selection of a 100 basis point immediate rate shock should not be construed as a prediction by the Company's management of future market events; but rather, to illustrate the potential impact of such an event.

         To the extent that actual results differ from the assumptions utilized, the Company's duration and rate shock measures could be significantly impacted. Additionally, the Company's calculation assumes that the current relationship between short-term and long-term interest rates (the term structure of interest rates) will remain constant over time. As a result, these calculations may not fully capture the impact of non-parallel changes in the term structure of interest rates and/or large changes in interest rates.

         In formulating and implementing policies for investing new and existing funds, AIC, as parent company of ALIC, administers and oversees investment risk management processes primarily through three oversight bodies: the Boards of Directors and Investment Committees of its operating subsidiaries, and the Credit and Risk Management Committee ("CRMC"). The Boards of Directors and Investment Committees provide executive oversight of investment activities. The CRMC is a senior management committee consisting of the Chief Investment Officer, the Investment Risk Manager, and other investment officers who are responsible for the day-to-day management of market risk. The CRMC meets at least monthly to provide detailed oversight of investment risk, including market risk.

         AIC has investment guidelines that define the overall framework for managing market and other investment risks, including the accountabilities and controls over these activities. In addition, AIC has specific investment policies for each of its affiliates, including the Company, that delineate the investment limits and strategies that are appropriate for the Company's liquidity, surplus, product and regulatory requirements.

Liquidity and Capital Resources
-------------------------------

         In January 1997, a $20.0 million capital contribution that was accrued at December 31, 1996 was received from ALIC.

         Under the terms of reinsurance agreements, premiums and deposits on universal life policies and investment contracts, excluding those relating to Separate Accounts, are transferred to ALIC, which maintains the investment portfolios supporting the Company's products. The Company continues to have primary liability as a direct insurer for risks reinsured.

         The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset and interest rate risks. At December 31, 1997, RBC for the Company was significantly above a level that would require regulatory action.

Year 2000
---------

         The Company is heavily dependent upon complex computer systems for all phases of its operations, including customer service, and policy and contract administration. Since many of the Company's older computer software programs recognize only the last two digits of the year in any date, some software may fail to operate properly in or after the year 1999, if the software is not reprogrammed or replaced, ("Year 2000 Issue"). The Company believes that many of its counterparties and suppliers also have Year 2000 Issues which could affect the Company. In 1995, AIC commenced a plan intended to mitigate and/or prevent the adverse effects of Year 2000 Issues. These strategies include normal development and enhancement of new and existing systems, upgrades to operating systems already covered by maintenance agreements and modifications to existing systems to make them Year 2000 compliant. The plan also includes the Company actively working with its major external counterparties and suppliers to assess their compliance efforts and the Company's exposure to them. The Company presently believes that it will resolve the Year 2000 Issue in a timely manner, and the financial impact will not materially affect its results of operations, liquidity or financial position. Year 2000 costs are and will be expensed as incurred.

Pending Accounting Standards
----------------------------

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 requires the presentation of comprehensive income in the financial statements. Comprehensive income is a measurement of all changes in equity that result from transactions and other economic events other than transactions with stockholders. The requirements of this statement will be adopted effective January 1, 1998.

         SFAS No. 131 redefines how segments are determined and requires additional segment disclosures for both annual and quarterly reporting. Under this statement, segments are determined using the "management approach" for financial statement reporting. The management approach is based on the way an enterprise makes operating decisions and assesses performance of its businesses. The Company is currently reviewing the requirements of the SFAS and has yet to determine its impact on its current reporting segments. The requirements of this statement will be adopted effective December 31, 1998.

         In December 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-related Assessments." The SOP provides guidance concerning when to recognize a liability for insurance-related assessments and how those liabilities should be measured. Specifically, insurance-related assessments should be recognized as liabilities when all of the following criteria have been met: a) an assessment has been imposed or it is probable that an assessment will be imposed, b) the event obligating an entity to pay an assessment has occurred and c) the amount of the assessment can be reasonably estimated. The requirements of this standard will be adopted in 1999 and are not expected to have a material impact on the results of operations, cash flows or financial position of the Company. The SOP is expected to be adopted in 1999.

         In March 1998, the Accounting Standards Executive Committee of the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use. Specifically, certain external, payroll and payroll related costs should be capitalized during the application development state of a project and depreciated over the computer software's useful life. The Company currently expenses these costs as incurred and is evaluating the effects of this SOP on its accounting for internally developed software. The SOP is expected to be adopted in 1998.

Forward-Looking Statements
--------------------------

         The statements contained in this Management's Discussion and Analysis that are not historical information are forward-looking statements that are based on management's estimates, assumptions and projections. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under The Securities Act of 1933 and The Securities Exchange Act of 1934 for forward-looking statements.

                                   COMPETITION

The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities competing in the sale of insurance and annuities. There are approximately 1,700 stock, mutual and other types of insurers in business in the United States. Several independent rating agencies regularly evaluate life insurer's claims-paying ability, quality of investments and overall stability. A.M. Best Company assigns A+ (Superior) to Allstate Life which reinsures all net business of the Company. A.M. Best Company also assigns the Company the rating of A+(r) because the Company reinsures all net business with Allstate Life. Standard & Poor's Insurance Rating Services assigns AA+ (Excellent) to Glenbrook Life's claims-paying ability and Moody's assigns an Aa2 (Excellent) financial strength rating to Glenbrook Life. The Company shares the same ratings of its parent, Allstate Life Insurance Company.

                                    EMPLOYEES

As of December 31, 1997, Glenbrook Life and Annuity Company has approximately 125 employees at its home office in Northbrook, Illinois.

                                   PROPERTIES

The Company occupies office space provided by Allstate Insurance Company, in Northbrook, Illinois. Expenses associated with these offices are allocated on a direct and indirect basis to the Company.

                          STATE AND FEDERAL REGULATION

The insurance business of the Company is subject to comprehensive and detailed regulation and supervision throughout the United States.

The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals.

Under insurance guaranty fund law, in most states, insurers doing business therein can be assessed up to prescribed limits for contract owner losses incurred as a result of company insolvencies. The amount of any future assessments on the Company under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

In addition, several states, including Illinois, regulate affiliated groups of insurers, such as the Company and its affiliates, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, controls on medical care costs, removal of barriers preventing banks from engaging in the securities and insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles, and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits.

                 EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

The directors and executive officers are listed below, together with information as to their ages, dates of election and principal business occupations during the last five years (if other than their present business occupations).

LOUIS G.  LOWER,  II, 52,  Chief  Executive  Officer  and  Chairman of the Board
(1995)*

Also Director (1986-Present) and Senior Vice President (1995-Present) of Allstate Insurance Company; Director (1991-Present) of Allstate Life Financial Services, Inc.; Director (1986-Present) and President (1990-Present) Allstate Life Insurance Company; Director (1983-Present) and Chairman of the Board (1990-Present) of Allstate Life Insurance Company of New York; Director (1990-
1997),  Chairman of the Board of Directors and Chief  Executive  Officer  (1995-
1997), Chairman of the Board of Directors and President (1990-1995) of Glenbrook Life Insurance Company; Director and Chairman of the Board (1995- Present) of Laughlin Group Holdings, Inc.; Director and Chairman of the Board of Directors and Chief Executive Officer (1989-Present) Lincoln Benefit Life Company; Director (1986-Present), Chairman of the Board of Directors and Chief Executive Officer (1995-Present) of Northbrook Life Insurance Company; and Chairman of the Board of Directors and Chief Executive Officer (1995-Present) Surety Life Insurance Company; and Trustee (1991-Present) and Vice President (1995-Present) The Allstate Foundation.

PETER H. HECKMAN, 52, President, Chief Operating Officer and Director (1996)*

Also Director and Vice President (1988-Present) of Allstate Life Insurance Company; Director (1990-1996), Vice President (1989-Present), Allstate Life Insurance Company of New York; Director (1991-1993) of Allstate Life Financial Services, Inc.; Director (1990-1997), President and Chief Operating Officer (1996-1997), and Vice President (1990-1996), Glenbrook Life Insurance Company; Director (1995-Present) and Vice Chairman of the Board (1996-Present) Laughlin Group Holdings, Inc.; Director (1990-Present) and Vice Chairman of the Board (1996-Present) Lincoln Benefit Life Company; Director (1988-Present) President and Chief Operating Officer (1996-Present), and was Vice President (1989-1996), Northbrook Life Insurance Company; and Director (1995-Present) and Vice Chairman of the Board (1996-Present) Surety Life Insurance Company.

MICHAEL J. VELOTTA, 52, Vice President, Secretary, General Counsel, and Director
(1992)*

Also Director and Secretary (1993-Present) of Allstate Life Financial Services, Inc.; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company of New York; Director (1992-1997) Vice President, Secretary and General Counsel (1993-1997) Glenbrook Life Insurance Company; Director and Secretary (1995-Present) Laughlin Group Holdings, Inc.; Director (1992-Present) and Assistant Secretary (1995-Present) Lincoln Benefit Life Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Northbrook Life Insurance Company; and Director and Assistant Secretary (1995-Present) Surety Life Insurance Company.

JOHN R. HUNTER, 43, Director (1996)*  and Senior Vice President (1995)*

Also Assistant Vice President (1990-Present) Allstate Life Insurance Company; Assistant Vice President (1996-Present) Allstate Life Insurance Company of New York; Director (1996-1997) Glenbrook Life Insurance Company; President and Chief Operating Officer (1998-Present) Allstate Life Financial Services, Inc.; and Director (1994-Present) and Assistant Vice President (1990-Present) Northbrook Life Insurance Company.

G. CRAIG WHITEHEAD, 51, Senior Vice President and Director (1995)*

Also Assistant Vice President (1991-Present) Allstate Life Insurance Company; Director (1994-1997) Assistant Vice President (1991-1997) Glenbrook Life Insurance Company; Assistant Vice President (1992-Present) Secretary (1995) Glenbrook Life and Annuity Company; Director (1995-Present) Laughlin Group Holdings, Inc.

MARLA G. FRIEDMAN, 44, Vice President (1996)*

Also Director (1991-Present) and Vice President (1988-Present) Allstate Life Insurance Company; Director (1993-1996) Allstate Life Financial Services, Inc.; Director (1997-Present) and Assistant Vice President (1996-Present) Allstate Life Insurance Company of New York; Director (1995-1996) Allstate Settlement Corporation; Director (1991-1996), President and Chief Operating Officer (1995-1996) and Vice President (1990-1995) and (1996-1997) Glenbrook Life
Insurance Company; Director and Vice Chairman of the Board (1995-1996) Laughlin Group Holdings, Inc.; and Director (1989-1996), President and Chief Operating Officer (1995-1996) and Vice President (1996-Present) Northbrook Life Insurance Company.

KEVIN R. SLAWIN, 40, VICE PRESIDENT (1996)*

Also Assistant Vice President and Assistant Treasurer (1995-1996) Allstate Insurance Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Financial Services, Inc.; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company of New York; Director and Vice President (1996-1997) and Assistant Treasurer (1995-1996) Glenbrook Life Insurance Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Laughlin Group Holdings, Inc.; Director (1996-Present) Lincoln Benefit Life Company; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Northbrook Life Insurance Company; Director (1996-Present) Surety Life Insurance Company; and Assistant Treasurer and Director (1994-1995) Sears Roebuck and Co.; and Treasurer and First Vice President (1986-1994) Sears Mortgage Corporation.

CASEY J. SYLLA, 54, Chief Investment Officer (1995)*

Also Director (1995-Present ) Senior Vice President and Chief Investment Officer (1995-Present) Allstate Insurance Company; Director (1995-Present) Chief
Investment Officer (1995-Present) Allstate Life Insurance Company; Chief Investment Officer (1995-Present) Allstate Life Insurance Company of New York; Chief Investment Officer (1995-1997) Glenbrook Life Insurance Company; and Director and Chief Investment Officer (1995-Present) Northbrook Life Insurance Company. Prior to 1995 he was Senior Vice President and Executive Officer-- Investments (1992-1995) of Northwestern Mutual Life Insurance Company.

JAMES P. ZILS, 47, Treasurer (1995)*

Also Vice President and Treasurer (1995-Present) Allstate Insurance Company; Treasurer (1995-Present) Allstate Life Financial Services, Inc.; Treasurer (1995-Present) Allstate Life Insurance Company; Treasurer (1995-Present) Allstate Life Insurance Company of New York; Treasurer (1995-1997) Glenbrook Life Insurance Company; Treasurer (1995-Present) Laughlin Group Holdings, Inc.; and Treasurer (1995-Present) Northbrook Life Insurance Company. Prior to 1995 he was Vice President of Allstate Life Insurance Company. Prior to 1993 he held various management positions.

*Date elected/appointed to current office.

                             EXECUTIVE COMPENSATION

Executive officers of the Company also serve as officers of Allstate Life and receive no compensation directly from the Company. Some of the officers also serve as officers of other companies affiliated with the Company. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of the Company. However, no officer's compensation allocated to the Company exceeded $100,000 in 1997. The allocated cash compensation of all officers of the Company as a group for services rendered in all capacities to the Company during 1997 totaled $214,774.75. Directors of the Company receive no compensation in addition to their compensation as employees of the Company.

Shares of the Company and Allstate Life are not directly owned by any director or officer of the Company. The percentage of shares of the Corporation beneficially owned by any director, and by all directors and officers of the Company as a group, does not exceed one percent of the class outstanding.

                           SUMMARY COMPENSATION TABLE
                        (ALLSTATE LIFE INSURANCE COMPANY)
                                                                     LONG TERM COMPENSATION
                                                                     ----------------------

                                    ANNUAL COMPENSATION              AWARDS          PAYOUTS
                                    -------------------              ------          -------

         (A)               (B)      (C)       (D)           (E)         (F)          (G)         (H)        (I)
                                                           OTHER                  SECURITIES
                                                          ANNUAL     RESTRICTED   UNDERLYING    LTIP     ALL OTHER
NAME AND PRINCIPAL                                     COMPENSATION     STOCK      OPTIONS/    PAYOUTS  COMPENSATION
     POSITION             YEAR   SALARY ($) BONUS ($)       ($)        AWARD(S)     SARS(#)      ($)         ($)
     --------             ----   ---------  ---------  ------------  ----------   ----------   -------  ------------

Louis G. Lower, II ...... 1997   $453,225   $500,000     $27,768     $280,589       $25,914   $570,068     $8,000(1)
Chief Executive Officer   1996   $436,800   $246,781     $10,246     $      0       $18,258   $      0     $5,250(1)
and Chairman of the       1995   $416,000   $286,650     $17,044     $      0       $89,359   $411,122     $5,250(1)
Board of Directors

     (1) Amount received by Mr. Lower which represents the value allocated to his account from employer contributions under The Savings and Profit Sharing Fund of Allstate Employees and prior to 1996, The Profit Sharing Fund and to its predecessor, The Savings and Profit Sharing Fund of Sears employees.


                                LEGAL PROCEEDINGS

The Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the financial condition of the Company.

                                     EXPERTS

The financial statements and financial statement schedule of the Company included in this prospectus have been audited by Deloitte & Touche LLP, Two Prudential Plaza, 180 North Stetson Avenue, Chicago, Illinois, 60601-6779, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

Freedman, Levy, Kroll & Simonds, Washington, DC has advised the Company on certain federal securities law matters. All matters of Illinois law pertaining to the Contracts, including the validity of the Contracts and the Company's right to issue such Contracts under Illinois insurance law, have been passed upon by Michael J. Velotta, General Counsel of the Company.

                          INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
GLENBROOK LIFE AND ANNUITY COMPANY:

We have audited the accompanying Statements of Financial Position of Glenbrook Life and Annuity Company (the "Company") as of December 31, 1997 and 1996, and the related Statements of Operations, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1997. Our audits also included Schedule IV - Reinsurance. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, Schedule IV - Reinsurance, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 20, 1998

                       GLENBROOK LIFE AND ANNUITY COMPANY
                        STATEMENTS OF FINANCIAL POSITION

                                                                                            December 31,
                                                                                            ------------
      ($ in thousands)                                                             1997                     1996
                                                                                ----------               ---------
      ASSETS
      Investments
         Fixed income securities, at fair value
           (amortized cost $81,369 and $46,925)                                 $        86,243         $        49,389
         Short-term                                                                       4,231                   1,287
                                                                                ---------------         ---------------
         Total investments                                                               90,474                  50,676

      Reinsurance recoverable from Allstate Life Insurance
         Company                                                                      2,637,983               2,060,419
      Net receivable from affiliates                                                          -                  18,963
      Other assets                                                                        2,549                   2,049
      Separate Accounts                                                                 620,535                 272,420
                                                                                ---------------         ---------------
               Total assets                                                     $     3,351,541         $     2,404,527
                                                                                ===============         ===============

      LIABILITIES
      Contractholder funds                                                      $     2,637,983         $     2,060,419
      Income taxes payable                                                                  609                     410
      Deferred income taxes                                                               1,772                   1,528
      Net payable to affiliates                                                           2,698                       -
      Separate Accounts                                                                 620,535                 260,290
                                                                                ---------------         ---------------
              Total liabilities                                                       3,263,597               2,322,647
                                                                                ===============         ===============

      SHAREHOLDER'S EQUITY
      Common stock, $500 par value, 4,200 shares
         authorized, issued, and outstanding                                              2,100                   2,100
      Additional capital paid-in                                                         69,641                  69,641
      Unrealized net capital gains                                                        3,168                   2,790
      Retained income                                                                    13,035                   7,349
                                                                                ---------------         ---------------
              Total shareholder's equity                                                 87,944                  81,880
                                                                                ---------------         ---------------
              Total liabilities and shareholder's equity                        $     3,351,541         $     2,404,527
                                                                                ===============         ===============


      See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                            STATEMENTS OF OPERATIONS

                                                                                     Year Ended December 31,
                                                                                     -----------------------
($ in thousands)                                                            1997              1996             1995
                                                                       ----------------  ---------------  ----------------
REVENUES
Net investment income                                                  $          5,304  $         3,774  $          3,996
Realized capital gains and losses                                                 3,460                -               459
                                                                       ----------------  ---------------  ----------------

INCOME BEFORE INCOME TAX EXPENSE                                                  8,764            3,774             4,455
INCOME TAX EXPENSE                                                                3,078            1,339             1,576
                                                                       ----------------  ---------------  ----------------

NET INCOME                                                             $          5,686  $         2,435  $          2,879
                                                                       ================  ===============  ================


See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                       STATEMENTS OF SHAREHOLDER'S EQUITY



                                                                              Year Ended December 31,
                                                                              -----------------------
     ($ in thousands)                                             1997                  1996                 1995
                                                              ---------------      ---------------       ---------------

     COMMON STOCK                                             $         2,100      $         2,100       $         2,100
                                                              ---------------      ---------------       ---------------

     ADDITIONAL CAPITAL PAID-IN
     Balance, beginning of year                                        69,641               49,641                49,641
     Capital contributions                                                  -               20,000                     -
                                                              ---------------      ---------------       ---------------
     Balance, end of year                                              69,641               69,641                49,641
                                                              ---------------      ---------------       ---------------

     UNREALIZED NET CAPITAL GAINS
     Balance, beginning of year                                         2,790                3,357                (1,118)
     Net change                                                           378                 (567)                4,475
                                                              ---------------      ---------------       ---------------
     Balance, end of year                                               3,168                2,790                 3,357
                                                              ---------------      ---------------       ---------------

     RETAINED INCOME
     Balance, beginning of year                                         7,349                4,914                 2,035
     Net income                                                         5,686                2,435                 2,879
                                                              ---------------      ---------------       ---------------
     Balance, end of year                                              13,035                7,349                 4,914
                                                              ---------------      ---------------       ---------------
          Total shareholder's equity                          $        87,944      $        81,880       $        60,012
                                                              ===============      ===============       ===============



   See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                            STATEMENTS OF CASH FLOWS



                                                                                    Year Ended December 31,
                                                                                    -----------------------
     ($ in thousands)                                                        1997             1996                1995
                                                                        ------------      ------------       ------------

     CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                         $      5,686      $      2,435       $      2,879
     Adjustments to reconcile net income to net cash
        provided by operating activities
           Depreciation, amortization and other non-cash
            items                                                                 29                 -                  -
           Realized capital gains and losses                                  (3,460)                -               (459)
           Change in deferred income taxes                                        41                 4                (39)
           Changes in other operating assets and liabilities                   1,160              (510)             1,217
                                                                        ------------      ------------       ------------
             Net cash provided by operating activities                         3,456             1,929              3,598
                                                                        ------------      ------------       ------------


     CASH FLOWS FROM INVESTING ACTIVITIES
     Fixed income securities
        Proceeds from sales                                                    1,405                 -              7,836
        Investment collections                                                14,217             2,891              1,568
        Investment purchases                                                 (50,115)           (5,667)            (1,491)
     Participation in Separate Accounts                                       13,981              (232)           (10,069)
     Change in short-term investments, net                                    (2,944)              815             (1,178)
                                                                        ------------      ------------       ------------
             Net cash used in investing activities                           (23,456)           (2,193)            (3,334)
                                                                        ------------      ------------       ------------

     CASH FLOWS FROM FINANCING ACTIVITIES
     Capital contribution                                                     20,000                 -                  -
                                                                        ------------      ------------       ------------
             Net cash provided by financing activities                        20,000                 -                  -
                                                                        ------------      ------------       ------------

     NET (DECREASE) INCREASE IN CASH                                               -              (264)               264
     CASH AT BEGINNING OF YEAR                                                     -               264                  -
                                                                        ------------      ------------       ------------
     CASH AT END OF YEAR                                                $          -      $          -       $        264
                                                                        ============      ============       ============

     SUPPLEMENTAL DISCLOSURE OF CASH FLOW
     INFORMATION
     Noncash financing activity:
         Capital contribution receivable from
            Allstate Life Insurance Company                             $          -      $     20,000       $          -
                                                                        ============      ============       ============



See notes to financial statements.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)


1.   General

Basis of presentation
The accompanying financial statements include the accounts of Glenbrook Life and Annuity Company (the "Company"), a wholly owned subsidiary of Allstate Life Insurance Company ("ALIC"), which is wholly owned by Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation (the "Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend (the "Distribution"). These financial statements have been prepared in conformity with generally accepted accounting principles.

To conform with the 1997 presentation, certain amounts in the prior years' financial statements and notes have been reclassified.

Nature of operations
The Company markets life insurance and annuity products in the United States through banks and broker-dealers. Life insurance includes both interest-sensitive and variable life insurance products. Annuities include deferred annuities, such as variable annuities and fixed rate flexible premium annuities. The Company has entered into exclusive distribution arrangements with management investment companies to market its variable annuity contracts.

Annuity contracts and life insurance policies issued by the Company are subject to discretionary withdrawal or surrender by customers, subject to applicable surrender charges. These policies and contracts are reinsured with ALIC (see
Note 3), which invests premiums and deposits to provide cash flows that will be used to fund future benefits and expenses. In order to support competitive crediting rates and limit interest rate risk, ALIC , as the Company's reinsurer, adheres to a basic philosophy of matching assets with related liabilities while maintaining adequate liquidity and a prudent and diversified level of credit risk.

The Company monitors economic and regulatory developments which have the potential to impact its business. There continues to be new and proposed federal and state regulation and legislation that would allow banks greater participation in the securities and insurance businesses, which will present an increased level of competition for sales of the Company's life and annuity products. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes which lessen these incentives are likely to negatively impact the demand for these products.

Although the Company currently benefits from agreements with financial services entities who market and distribute its products, consolidation within that industry and specifically, a change in control of those entities with which the Company partners, could affect the Company's sales.

Enacted and pending state legislation to permit mutual insurance companies to convert to a hybrid structure known as a mutual holding company could have a number of significant effects on the Company by (1) increasing industry competition through consolidation caused by mergers and acquisitions related to the new corporate form of business; (2) increasing competition in capital markets; and (3) reopening stock/mutual company disagreements related to such issues as taxation disparity between mutual and stock insurance companies.

The Company is authorized to sell life and annuity products in all states except New York, as well as in the District of Columbia. The Company is also authorized to sell variable annuities in Puerto Rico. The top geographic locations for statutory premiums and deposits earned by the Company are Florida, Pennsylvania, California, Texas and Michigan for the year ended December 31, 1997. No other jurisdiction accounted for more than 5% of statutory premiums and deposits. All premiums and contract charges are ceded to ALIC under reinsurance agreements.


2.   Summary of Significant Accounting Policies

Investments
Fixed income securities include bonds and mortgage-backed securities. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ( "available for sale"). The difference between amortized cost and fair value, net of deferred income taxes, is reflected as a component of shareholder's equity. Provisions are recognized for declines in the value of fixed income securities that are other than temporary. Such writedowns are included in realized capital gains and losses. Short-term investments are carried at cost which approximates fair value.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)

Investment income consists primarily of interest, which is recognized on an accrual basis. Interest income on mortgage-backed securities is determined on the effective yield method, based on the estimated principal repayments. Accrual of income is suspended for fixed income securities that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

Reinsurance
The Company and ALIC  entered into a  reinsurance  agreement  effective  June 5,
1992. All business issued subsequent to that date is ceded to ALIC. Life insurance in force prior to that date is ceded to non-affiliated reinsurers. Contract charges, credited interest, policy benefits and certain expenses are ceded to ALIC and reflected net of such cessions in the statements of operations. The amounts shown in the Company's statements of operations relate to the investment of those assets of the Company that are not transferred to ALIC under the reinsurance agreements. Reinsurance recoverable and contractholder funds are reported separately in the statements of financial position. The Company continues to have primary liability as the direct insurer for risks reinsured.

Recognition of premium revenue and contract charges
Revenues on interest-sensitive life insurance policies are comprised of contract charges and fees, and are recognized when assessed against the policyholder account balance. Revenues on annuities, which are considered investment contracts, include contract charges and fees for contract administration and surrenders. These revenues are recognized when levied against the contract balance.

Income taxes
The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates, and reflect the impact of reinsurance agreements. Deferred income taxes arise primarily from unrealized capital gains and losses on fixed income securities carried at fair value.

Separate Accounts
The Company issues flexible premium deferred variable annuity contracts and single premium variable life policies, the assets and liabilities of which are legally segregated and reflected in the accompanying statements of financial position as assets and liabilities of the Separate Accounts (Glenbrook Life and Annuity Company Variable Annuity Account, Glenbrook Life and Annuity Company Separate Account A, Glenbrook Life Multi-Manager Variable Account and Glenbrook Life Variable Life Separate Account A, unit investment trusts registered with the Securities and Exchange Commission).

Assets of the Separate Accounts, including the Company's ownership interest ("Participation"), are carried at fair value. Unrealized gains and losses on the Company's Participation, net of deferred income taxes, are shown as a component of shareholder's equity. Investment income and realized capital gains and losses arising from the Participation are included in the Company's statements of operations. The Company liquidated its Participation during 1997, resulting in a realized capital gain of $3,515. At December 31, 1996, the Participation amounted to $12,130.

Investment income and realized capital gains and losses of the Separate Accounts, other than the portion related to the Participation, accrue directly to the contractholders and, therefore, are not included in the Company's statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance fees, administrative fees, mortality and expense risk charges, cost of insurance charges and tax expense charges, all of which are ceded to ALIC.

Contractholder funds
Contractholder funds arise from the issuance of individual or group policies and contracts that include an investment component, including most annuities and universal life policies. Payments received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the customer less withdrawals, mortality charges and administrative expenses. During 1997, credited interest rates on contractholder funds ranged from 3.55% to 7.45% for those contracts with fixed interest rates and from 3.70% to 7.85% for those with flexible rates.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)

3.   Related Party Transactions

Reinsurance
Contract charges ceded to ALIC were $11,641, $4,254 and $1,523 in 1997, 1996 and 1995, respectively. Credited interest, policy benefits and expenses ceded to ALIC amounted to $179,954, $113,703 and $71,905 in 1997, 1996 and 1995,
respectively.   Investment   income   earned  on  the   assets   which   support
contractholder funds is not included in the Company's financial statements as those assets are owned and managed by ALIC under the terms of reinsurance agreements.

Business operations
The Company utilizes services and business facilities owned or leased, and operated by AIC in conducting its business activities. The Company reimburses AIC for the operating expenses incurred by AIC on behalf of the Company. The cost to the Company is determined by various allocation methods and is primarily related to the level of services provided. Operating expenses, including compensation and retirement and other benefit programs, allocated to the Company were $5,959, $759 and $348 in 1997, 1996 and 1995, respectively. Of these costs, the Company retains investment related expenses. All other costs are ceded to ALIC under reinsurance agreements.

Laughlin Group
Laughlin Group,  Inc.  ("Laughlin")  is an indirect  wholly owned  subsidiary of
ALIC. Laughlin markets certain of the Company's flexible premium deferred variable annuity contracts and flexible premium deferred fixed annuity contracts. Sales commissions paid to Laughlin, for which the related cost was ceded to ALIC, were $945 and $8,623 during 1997 and 1996, respectively. The Company had a receivable of $850 from Laughlin at December 31, 1996, which is included in net receivable from affiliates in the statements of financial position.

4.   Investments

Fair values
The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:

                                                                         Gross Unrealized
                                                                         ----------------
                                                    Amortized                                         Fair
                                                      Cost           Gains          Losses            Value
                                                    ---------        -----          ------            -----

    At December 31, 1997
       U.S. government and agencies                   $ 24,419         $ 2,961      $       -        $ 27,380
       Municipal                                           656              17              -             673
       Corporate                                        25,476             840              -          26,316
       Mortgage-backed securities                       30,818           1,056              -          31,874
                                                      --------         -------      ---------        --------
         Total fixed income securities                $ 81,369         $ 4,874      $       -        $ 86,243
                                                      ========         =======      =========        ========

     At December 31, 1996
       U.S. government and agencies                   $ 24,265         $ 1,722      $      (3)       $ 25,984
       Corporate                                         6,970              96            (15)          7,051
       Mortgage-backed securities                       15,690             664              -          16,354
                                                      --------         -------      ---------        --------
         Total fixed income securities                $ 46,925         $ 2,482      $     (18)       $ 49,389
                                                      ========         =======      =========        ========


                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)

Scheduled maturities
The scheduled maturities for fixed income securities are as follows at December 31, 1997:

                                                                                Amortized           Fair
                                                                                   Cost             Value
                                                                                ---------           -----

     Due in one year or less                                                    $       400     $        400
     Due after one year through five years                                            3,838            3,877
     Due after five years through ten years                                          33,245           35,102
     Due after ten years                                                             13,068           14,990
                                                                                -----------     ------------
                                                                                     50,551           54,369
     Mortgage-backed securities                                                      30,818           31,874
                                                                                -----------     ------------
        Total                                                                   $    81,369     $     86,243
                                                                                ===========     ============


Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

Net investment income

    Year Ended December 31,                                        1997              1996             1995
    -----------------------                                        ----              ----             ----

    Fixed income securities                                  $        5,014   $        3,478    $        3,850
    Short-term investments                                              231              126               113
    Participation in Separate Accounts                                  161              232                69
                                                             --------------   --------------    --------------
         Investment income, before expense                            5,406            3,836             4,032
         Investment expense                                             102               62                36
                                                             --------------   --------------    --------------
         Net investment income                               $        5,304   $        3,774    $        3,996
                                                             ==============   ==============    ==============

Realized capital gains and losses

     Year Ended December 31,                                      1997              1996             1995
     -----------------------                                      ----              ----             ----

     Fixed income securities                                 $         (61)   $           -     $         459
     Short-term investments                                              6                -                 -
     Participation in Separate Accounts                              3,515                -                 -
                                                             -------------    -------------     -------------
         Realized capital gains and losses                           3,460                -               459
         Income taxes                                               (1,211)               -              (161)
                                                             -------------    -------------     -------------
         Realized capital gains and losses,
            after tax                                        $       2,249    $           -     $         298
                                                             =============    =============     =============

Excluding calls and prepayments, gross losses of $61 and gross gains of $459 were realized on sales of fixed income securities during 1997 and 1995, respectively.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)


Unrealized net capital gains
Unrealized net capital gains on fixed income securities included in shareholder's equity at December 31, 1997 are as follows:

                                                                Cost/                            Unrealized
                                                              Amortized           Fair              Net
                                                                 Cost             Value            Gains
                                                              ---------           -----          -----------

Fixed income securities                                        $ 81,369         $ 86,243           $ 4,874
Deferred income taxes                                          ========         ========            (1,706)
                                                                                                   -------
Unrealized net capital gains                                                                       $ 3,168
                                                                                                   =======


Change in unrealized net capital gains

Year Ended December 31,                                     1997              1996             1995
-----------------------                                     ----              ----             ----

Fixed income securities                                 $       2,410    $      (2,239)    $       6,423
Participation in Separate Accounts                             (1,829)           1,368               461
Deferred income taxes                                            (203)             304            (2,409)
                                                        -------------    -------------     -------------
Increase (decrease)  in unrealized net capital gains    $         378    $        (567)    $       4,475
                                                        =============    ==============    =============

Securities on deposit
At December 31, 1997, fixed income securities with a carrying value of $10,108 were on deposit with regulatory authorities as required by law.


5.    Financial Instruments

In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions.
Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including reinsurance recoverable) and liabilities (including deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments, such as accrued investment income, are generally of a short-term nature. It is assumed that their carrying value approximates fair value.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)


Financial assets
The carrying value and fair value of financial assets at December 31, are as follows:

                                                       1997                         1996
                                                       ----                         ----
                                         Carrying         Fair           Carrying           Fair
                                          Value           Value           Value             Value
                                         --------         -----          --------           -----

Fixed income securities                $  86,243        $  86,243        $  49,389        $   49,389
Short-term investments                     4,231            4,231            1,287             1,287
Separate Accounts                        620,535          620,535          272,420           272,420


Fair values for fixed income securities are based on quoted market prices. Short-term investments are highly liquid investments with maturities of less than one year whose carrying value approximates fair value.

Separate Accounts assets are carried in the statements of financial position at fair value.

Financial liabilities
The carrying value and fair value of financial liabilities at December 31, are as follows:

                                                     1997                            1996
                                                     ----                            ----
                                       Carrying           Fair           Carrying           Fair
                                         Value            Value           Value             Value
                                       --------           -----        --------             -----
Contractholder funds on
     investment contracts             $2,636,331       $2,492,095      $2,059,642         $1,949,329
Separate Accounts                        620,535          620,535         260,290            260,290


The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Reserves on investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the account balance less surrender charges. The fair value of immediate annuities and annuities without life contingencies with fixed terms is estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and durations. Separate Accounts liabilities are carried at the fair value of the underlying assets.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)

6.  Income Taxes

For 1996 and 1995, the Company filed a separate federal income tax return. The Company will join the Corporation and its other eligible domestic subsidiaries in the filing of a consolidated federal income tax return (the "Allstate Group") for 1997 and is party to a federal income tax allocation agreement (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, the Company paid to or received from the Corporation the amount, if any, by which the Allstate Group's federal income tax liability was affected by virtue of inclusion of the Company in the consolidated federal income tax return. Effectively, this results in the Company's annual income tax provision being computed, with adjustments, as if the Company filed a separate return.

Prior to the Distribution, the Corporation and all of its eligible domestic subsidiaries, including the Company, joined with Sears and its domestic business units (the "Sears Group") in the filing of a consolidated federal income tax return (the "Sears Tax Group") and were parties to a federal income tax allocation agreement (the "Sears Tax Sharing Agreement"). Under the Sears Tax Sharing Agreement, the Company, through the Corporation, paid to or received from the Sears Group the amount, if any, by which the Sears Tax Group's federal income tax liability was affected by virtue of inclusion of the Company in the consolidated federal income tax return. Effectively, this resulted in the Company's annual income tax provision being computed as if the Allstate Group filed a separate consolidated return, except that items such as net operating losses, capital losses or similar items, which might not be recognized in a separate return, were allocated according to the Sears Tax Sharing Agreement.

The Allstate Group and Sears Group have entered into an agreement which governs their respective rights and obligations with respect to federal income taxes for all periods prior to the Distribution ("Consolidated Tax Years"). The agreement provides that all Consolidated Tax Years will continue to be governed by the Sears Tax Sharing Agreement with respect to the Allstate Group's federal income tax liability.

The components of the deferred income tax liability at December 31, are as follows:

                                                                                     1997            1996
                                                                                     ----            ----

    Unrealized net capital gains on fixed income securities                     $       1,706   $       1,503
    Difference in tax bases of investments                                                 66              25
                                                                                -------------   -------------
       Total deferred liability                                                 $       1,772   $       1,528
                                                                                =============   =============

                    GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ in thousands)

The components of income tax expense for the year ended December 31, are as follows:

                                                                1997              1996             1995
                                                                ----              ----             ----

    Current                                                      $ 3,037           $ 1,335          $ 1,615
    Deferred                                                          41                 4              (39)
                                                                 -------           -------          -------
       Total income tax expense                                  $ 3,078           $ 1,339          $ 1,576
                                                                 =======           =======          =======

The Company paid income taxes of $2,839, $2,446 and $866 in 1997, 1996 and 1995, respectively.

A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the year ended December 31, is as follows:

                                                               1997              1996             1995
                                                               ----              ----             ----
    Statutory federal income tax rate                          35.0%             35.0%            35.0%
    Other                                                        .1                .5               .4
                                                               ----              ----             ----
    Effective federal income tax rate                          35.1%             35.5%            35.4%
                                                               ====              ====             ====

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ in thousands)


7.   Statutory Financial Information

The following tables reconcile net income for the year ended December 31, and shareholder's equity at December 31, as reported herein in conformity with generally accepted accounting principles with statutory net income and capital and surplus, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

                                                                                  Net Income
                                                                                  ----------
                                                                    1997             1996              1995
                                                                    ----             ----              ----


Balance per generally accepted accounting principles            $     5,686       $      2,435      $      2,879
       Deferred income taxes                                             41                  4               (39)
       Unrealized gain on participation in
          Separate Accounts                                          (1,829)             1,368                 -
       Statutory investment reserves                                     93                 35              (279)
       Other                                                           (354)               (85)              108
                                                                -----------       ------------      ------------
Balance per statutory accounting practices                      $     3,637       $      3,757      $      2,669
                                                                ===========       ============      ============

                                                                                       Shareholder's Equity
                                                                                       --------------------
                                                                                      1997                1996
                                                                                      ----                ----


Balance per generally accepted accounting principles                              $   87,944         $     81,880
       Deferred income taxes                                                           1,772                1,528
       Unrealized gain/loss on fixed income securities                                (4,874)              (2,464)
       Non-admitted assets                                                               (86)                (850)
       Statutory investment reserves                                                     958               (2,282)
       Other                                                                          (3,114)              (2,118)
                                                                                  ----------         ------------
Balance per statutory accounting practices                                        $   82,600         $     75,694
                                                                                  ==========         ============

Permitted statutory accounting practices
The Company prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Illinois Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company does not follow any permitted statutory accounting practices that have a material effect on statutory surplus, statutory net income or risk-based capital.

Final approval of the NAIC's proposed "Comprehensive Guide" on statutory accounting principles is expected in early 1998. The requirements may be effective as early as January 1, 1999, and are not expected to have a material impact on statutory surplus of the Company.


Dividends
The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company and other relevant factors. The payment of shareholder dividends by insurance companies without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months. The maximum amount of dividends that the Company can distribute during 1998 without prior approval of the Illinois Department of Insurance is $8,050.

                                    GLENBROOK LIFE AND ANNUITY COMPANY
                                         SCHEDULE IV--REINSURANCE
                                             ($ in thousands)





                                                    Gross                                        Net
Year Ended December 31, 1997                       amount                Ceded                 amount
----------------------------                     ---------            ------------            --------

Life insurance in force                      $            4,095   $            4,095   $                -
                                             ==================   ==================   ==================

Premiums and contract charges:
         Life and annuities                  $           11,641   $           11,641   $                -
                                             ==================   ==================   ==================


                                                    Gross                                        Net
Year Ended December 31, 1996                       amount                Ceded                 amount
----------------------------                     ---------            ------------            --------

Life insurance in force                      $            2,436   $            2,436   $                -
                                             ==================   ==================   ==================

Premiums and contract charges:
         Life and annuities                  $            4,254   $            4,254   $                -
                                             ==================   ===================  ==================


                                                    Gross                                        Net
Year Ended December 31, 1995                       amount                Ceded                 amount
----------------------------                     ---------            ------------            --------

Life insurance in force                      $            1,250   $            1,250   $                -
                                             ==================   ==================   ==================

Premiums and contract charges:
         Life and annuities                  $            6,571   $            6,571   $                -
                                             ==================   ==================   ==================


                                   APPENDIX A

                             MARKET VALUE ADJUSTMENT

The Market Value Adjustment is based on the following:

I= the Treasury Rate for a maturity equal to the Account's Guarantee Period for the week preceding the establishment of the Account.

N= the number of whole and partial years from the date We receive the withdrawal or Death Benefit request, or from the Payout Start Date to the end of the Account's Guarantee Period; and

J= the Treasury Rate for a maturity equal to the Account's Guarantee Period for the week preceding the receipt of the withdrawal request, death benefit request, or income payment request. If a note with a maturity of the original Guarantee Period is not available, a weighted average will be used.

The Market Value Adjustment factor is determined from the following formula:

 .9 x (I - J) x N

Any amount withdrawn in excess of the Free Withdrawal Amount will be multiplied by the Market Value Adjustment factor to determine the Market Value Adjustment. ILLUSTRATION

                       EXAMPLE OF MARKET VALUE ADJUSTMENT

Purchase Payment: $10,000

Guarantee Period: 5 years

Guaranteed Interest Rate: 4.50%

Full Withdrawal: End of Contract Year 3

Note: This illustration assumes that premium taxes were not applicable.

EXAMPLE 1: (ASSUMES DECLINING INTEREST RATES)

Step 1: Calculate Account Value at end of Contract Year 3:

= 10,000.00 x (1.045)3 = $11,411.66

Step 2: Calculate the Free Withdrawal Amount:

Free Withdrawal Amount:

= .10 x 10,000.00 = $1,000.00

Step 3: Calculate the Withdrawal Charge:

= .06 x (11,411.66 - 1,000) = $624.70

Step 4: Calculate the Market Value Adjustment:

     I=   4.50%

     J=   4.20%

     N=   2 years (5 years - 3 years)

    Market Value Adjustment factor: .9 x (I - J) x N

    .9 x (.045 - .042) x 2 = .0054

Market Value Adjustment = factor x amount subject to Market Value Adjustment:

    = .0054 x (11,411.66 - 1,000) = $56.22

Step 5: Calculate the actual amount received by customers as a result of a full withdrawal at the end of Contract Year 3:

= 11,411.66 - 624.70 + 56.22 = $10,843.18

EXAMPLE 2: (ASSUMES RISING INTEREST RATES)

Step 1: Calculate Account Value at end of Contract Year 3:

= 10,000.00 x (1.045)3 = $11,411.66

Step 2: Calculate the Free Withdrawal Amount:

Free Withdrawal Amount:

= .10 x 10,000.00 = $1,000.00

Step 3: Calculate the Withdrawal Charge:

= .06 x (11,411.66 - 1,000) = $624.70

Step 4: Calculate the Market Value Adjustment:

     I=   4.50%

     J=   4.80%

     N=   2 years (5 years - 3 years)

     Market Value Adjustment factor: .9 x (I-J) x N

     =    .9 x (.045 - .048) x 2 = -.0054

     Market  Value  Adjustment  =  factor  x  amount  subject  to  Market  Value
     Adjustment:

     = - .0054 x (11,411.66 - 1,000) = - $56.22

Step 5: Calculate the net surrender value at end of Contract Year 3:

= 11,411.66 - 624.70 - 56.22 = $10,730.74

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The By-Laws of Glenbrook Life and Annuity Company ("Registrant") which are incorporated herein by reference as Exhibit (3), provide that Registrant will indemnify its officers and directors for certain damages and expenses that may be incurred in the performance of their duty to Registrant. No indemnification is provided, however, when such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty, unless indemnification is deemed appropriate by the court upon application.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(1)  Form of Underwriting Agreement*
(2)  None
(3)  (i) Articles of Incorporation*
     (ii) By-Laws*
(4) Form of Glenbrook Life and Annuity Company Flexible and Single Payment Deferred Annuity Contracts and Application*
(5)  Opinion of General Counsel re: Legality*
(6)  None
(7)  None
(8)  None
(9)  None
(10) Reinsurance Agreement*
(11) None
(12) None
(14) None
(15) None
(16) None
(21) None
(23) (a) Consent of Experts
     (b) Consent of Counsel
(24) Powers of  Attorney**
(25) None
(26) None
(27) Financial Data Schedule***
(28) None

* Previously filed in the initial Form S-1 Registration Statement on June 28, 1996, and incorporated herein by reference.

** Previously filed in Pre-Effective Amendment No. 1 to this Form S-1 Registration Statement on April 1, 1997, and incorporated herein by reference.

*** Previously filed in Registrant's Form 10-K filed on March 31, 1998 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, in the Township of Northfield State of Illinois, on the 1st day of April, 1998.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                                  (Registrant)

(SEAL)

Attest: /s/ BRENDA D. SNEED               By: /s/ MICHAEL J. VELOTTA
        -------------------                   ----------------------
        Brenda D. Sneed                       Michael J. Velotta
        Assistant Secretary and               Vice President, Secretary and
        Assistant General Counsel             General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been duly signed below by the following Directors and Officers of Glenbrook Life and Annuity Company on the 1st day of April, 1998.

*/LOUIS G. LOWER, II         Chairman of the Board of Directors and Chief
--------------------         Executive Officer
  Louis G. Lower, II         (Principal Executive Officer)

/s/ MICHAEL J. VELOTTA       Vice President, Secretary, General Counsel and
----------------------       Director
    Michael J. Velotta

*/PETER H. HECKMAN           President, Chief Operating Officer and Director
------------------
  Peter H. Heckman

*/JOHN R. HUNTER             Director
----------------
  John R. Hunter

*/KEVIN R. SLAWIN            Vice President
-----------------            (Principal Financial Officer)
Kevin R. Slawin

*/MARLA G. FRIEDMAN          Vice President
-------------------
Marla G. Friedman

*/G. CRAIG WHITEHEAD         Senior Vice President and Director
--------------------
G. Craig Whitehead

*/JAMES P. ZILS              Treasurer
---------------
James P. Zils

*/CASEY J. SYLLA             Chief Investment Officer
----------------
Casey J. Sylla

*/KEITH A. HAUSCHILDT        Assistant Vice President and Controller
---------------------        (Principal Accounting Officer)
Keith A. Hauschildt

*/By Michael J. Velotta, pursuant to Power of Attorney, previously filed.


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EXHIBIT LIST


The following exhibits are filed herewith:

 Exhibit No.         Description

(23)(a)              Consent of Experts
(23)(b)              Consent of Counsel


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